Exhibit 99.1

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone: (972) 668-8834

Contact: Ron Mills

VP of Finance and Investor Relations

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

PUBLIC OFFERING OF SENIOR NOTES

FRISCO, TEXAS, June 16, 2020 -- Comstock Resources, Inc. (NYSE:CRK) (“Comstock” or the “Company”) announced that it intends, subject to market conditions, to offer $400 million of 9.75% senior unsecured notes due 2026 (the “Notes”) in a registered underwritten offering.

Comstock intends to use the net proceeds from the offering to repay borrowings outstanding under the Company’s senior secured credit facility.

BofA Securities, BMO Capital Markets and Wells Fargo Securities are acting as joint lead book-running managers for the offering. Fifth Third Securities, Mizuho Securities, Capital One Securities and SOCIETE GENERALE are acting as joint book-running managers for the offering.  Regions Securities LLC and KeyBanc Capital Markets are acting as joint lead managers for the offering.  Credit Agricole CIB, Citizens Capital Markets, Barclays, CIT Capital Securities and Goldman Sachs & Co. LLC are acting as co-managers for the offering.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-238113) previously filed by Comstock with the Securities and Exchange Commission.  The offering may be made only by means of a prospectus supplement and the accompanying base prospectus.  Copies of the preliminary prospectus supplement for the offering and the accompanying base prospectus may be obtained by sending a request to:

BofA Securities

NC1-004-03-43

200 North College Street, 3rd Floor

Charlotte, NC 28255-0001

Attn: Prospectus Department

1-800-294-1322

dg.prospectus_requests@bofa.com

BMO Capital Markets
3 Times Square, New York City, NY 10036
Attn: Sherman Lee
Email: sherman1.lee@bmo.com

Exhibit 99.1

Wells Fargo Securities, LLC

550 S. Tryon Street, 5th Floor

Charlotte, NC 28202

Email: IBCMDCMLSHYLeveragedSyndicate@wellsfargo.com

Fax: (704) 410-4874 (with such fax to be confirmed by telephone to (704) 410-4885)

Attention: Leveraged Syndicate

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming part of the related registration statement.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could affect the Company’s business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Comstock does not undertake any obligation to revise or update publicly any forward-looking statement.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas engaged in oil and gas acquisitions, exploration and development, and its assets are primarily located in Texas, Louisiana and North Dakota.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.